Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Feb. 15, 2017

MEDIA CONTACT:	INVESTOR CONTACTS:
Keith Isbell (918) 573-7308	John Porter (918) 573-0797	Brett Krieg (918) 573-4614

Williams Reports 2016 Financial Results

•	4Q 2016 Cash Flow from Operations of $1.582 billion, Up $990 million Including Barnett Contract Restructure

•	Full-Year 2016 Adjusted EBITDA of $4.436 billion, Up 8%

•	Increased WPZ Fee-Based Revenues and Lowered Expenses for Full-Year 2016 as Additional Assets were Placed Into Service

•	Financial Repositioning Announced Jan. 9 Strengthens Williams Partners and Williams, Boosts Growth Outlook

TULSA, Okla. – Williams (NYSE: WMB) today announced its financial results for the three and 12 months ended Dec. 31, 2016.

Williams Summary Financial Information	4Q		Full Year
Amounts in millions, except per-share amounts. Per share amounts are reported on a diluted basis. All amounts are attributable to The Williams Companies, Inc.	2016	2015	2016	2015

Unaudited

GAAP Measures
Cash Flow from Operations	$1,582	$592	$3,664	$2,678
Net income (loss)	($15)	($715)	($424)	($571)
Net income (loss) per share	($0.02)	($0.95)	($0.57)	($0.76)

Non-GAAP Measures (1)
Adjusted income from continuing operations	$130	$6	$450	$405
Adjusted income from continuing operations per share	$0.17	$0.01	$0.60	$0.54
Adjusted EBITDA	$1,123	$1,066	$4,436	$4,104
Cash available for Dividends and other uses	$518	$436	$1,821	$1,811
Dividend Coverage Ratio	3.45x	0.91x	1.44x	0.99x

(1)	Schedules reconciling adjusted income from continuing operations, adjusted EBITDA, Cash Available for Dividends and Dividend Coverage Ratio (non-GAAP measures) are available at www.williams.com and as an attachment to this news release.

Fourth-Quarter and Full-Year 2016 Financial Results

For fourth-quarter 2016, Williams reported an unaudited net loss attributable to Williams of $15 million, a $700 million improvement from fourth-quarter 2015 net loss. The favorable change was due primarily to the absence of a $1.1 billion pre-tax impairment of goodwill and $698 million of lower pre-tax, impairments of equity-method investments and other assets. The improvement also reflected lower operating and maintenance (O&M) and selling, general, and administrative (SG&A) expenses and higher commodity margins.

For the year, Williams reported an unaudited net loss attributable to Williams of $424 million, a $147 million improvement when compared to results for full-year 2015. The change was driven primarily by the absence of a $1.1 billion pre-tax impairment of goodwill and $929 million of lower pre-tax impairments of equity-method investments. The favorable change was partially offset by an increase of $664 million in pre-tax impairments of certain assets, primarily associated with our disposed Canadian assets, $119 million of lower insurance recoveries, and an unfavorable change in net income attributable to non-controlling interests driven primarily by higher WPZ income and reduced incentive distributions from WPZ associated with the termination of the WPZ Merger Agreement.

Williams reported fourth-quarter 2016 Adjusted EBITDA of $1.123 billion, a $57 million increase over fourth-quarter 2015. The favorable change was due primarily to a $49 million increase in Adjusted EBITDA from the Williams Partners segment.

For the year, Williams reported Adjusted EBITDA of $4.436 billion, an increase of $332 million compared to full-year 2015 results. The increase was due primarily to a $338 million increase in Adjusted EBITDA from the Williams Partners segment.

CEO Perspective

Alan Armstrong, Williams’ president and chief executive officer, made the following comments:

“We realized strong cash flows from operations in 2016. The fact that Williams delivered 8 percent year-over-year growth in Adjusted EBITDA demonstrates the strength of our proven natural gas-focused strategy. Our well-positioned natural gas infrastructure assets enabled us to once again organically grow fee-based revenues while our disciplined approach drove lower expenses even as we brought new assets online.

“The demand for natural gas for clean-power generation, heating, industrial use and LNG continues to increase as highlighted last month when Transco established record high one-day and three-day delivery volumes. We have construction underway on a number of Transco-expansion projects. And just this month, we successfully placed into service our Gulf Trace project, a 1.2 million dekatherm per day expansion of the Transco pipeline system to serve Cheniere Energy’s Sabine Pass Liquefaction export terminal in Louisiana. Gulf Trace is just one of the five Transco projects that are planned to be completed this year. This project was also brought in under budget and nearly six months ahead of its original planned in-service date.

“In January, we took steps to strengthen our financial position and lower our cost of capital to match up with our peer-leading, high-quality, low-risk growth portfolio. We continue to fortify our focus on natural gas market fundamentals. Once the Geismar monetization process is completed, we expect to be at approximately 97 percent fee-based revenues driven by natural gas volumes. As a result, Williams and Williams Partners are positioned for long-term, sustainable growth.”

Business Segment Results

For fourth-quarter and full-year 2016, Williams’ business segments for financial reporting are Williams Partners, Williams NGL & Petchem Services and Other.

Williams	Modified and Adjusted EBITDA
	4Q 2016			4Q 2015			Full-Year 2016			Full-Year 2015
Amounts in millions	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA
Williams Partners	$1,235	($122)	$1,113	$1,112	($48)	$1,064	$3,864	$563	$4,427	$4,003	$86	$4,089
Williams NGL & Petchem	(11)	7	(4)	(70)	64	(6)	(540)	497	(43)	(83)	64	(19)
Other	3	11	14	(8)	16	8	(2)	54	52	(29)	63	34

Total	$1,227	($104)	$1,123	$1,034	$32	$1,066	$3,322	$1,114	$4,436	$3,891	$213	$4,104

Definitions of modified EBITDA and Adjusted EBITDA and schedules reconciling to net income are included in this news release.

Williams Partners Segment

Williams Partners is focused on natural gas and natural gas liquids (NGL) transportation, gathering, treating, processing and storage; NGL fractionation; olefins production; and crude oil transportation.

Williams Partners reported fourth-quarter 2016 Modified EBITDA of $1.235 billion, an increase of $123 million from fourth-quarter 2015. Adjusted EBITDA increased $49 million to $1.113 billion. The favorable change in Modified EBITDA was due primarily to $34 million lower O&M and SG&A expenses, $17 million higher commodity margins, and a $62 million decrease in asset-impairment charges. Adjusted EBITDA generally excludes the impairment charges, and was also unfavorably impacted by approximately $23 million due to a one-time, year-to-date true-up of amounts previously recognized during 2016 related to Barnett Shale minimum volume commitments caused by the Barnett re-contracting that occurred during the fourth quarter.

For the year, Williams Partners reported Modified EBITDA of $3.864 billion, a decrease of $139 million compared to results for full-year 2015. Adjusted EBITDA increased $338 million to $4.427 billion. The decrease in Modified EBITDA was driven primarily by a non-cash impairment charge of $341 million associated with the sale of Williams Partners’ former Canadian operations, and $119 million of lower business interruption proceeds. Partially offsetting these unfavorable changes were $134 million lower O&M and SG&A expenses, $111 million higher olefins margins, and $78 million higher fee-based revenues. Adjusted EBITDA excludes the impairment charges described above.

Williams Partners’ complete financial results for fourth-quarter and full-year 2016 are provided in the earnings news release issued today by Williams Partners.

Williams NGL & Petchem Services

In fourth-quarter and full-year 2016, this segment included petchem pipeline projects on the Gulf Coast. Prior to the sale of all of our Canadian-based assets effective Sept. 23, 2016, this segment included an offgas processing plant in Canada at CNRL’s Horizon upgrader that went into service in first-quarter 2016. The segment also included a propane dehydrogenation facility growth project under development in Canada.

Williams NGL & Petchem Services reported Modified EBITDA of ($11) million for fourth-quarter 2016, compared with ($70) million for fourth-quarter 2015. Adjusted EBITDA improved $2 million to ($4) million. The improvement in Modified EBITDA was driven by the absence of a $64 million write-off in 2015 of previously capitalized project development costs for an olefins pipeline project.

For the year, Williams NGL & Petchem Services reported Modified EBITDA of ($540) million, a decrease of $457 million when compared to results for full-year 2015. Adjusted EBITDA decreased $24 million to ($43) million primarily related to our now former Canadian operations. The decrease in Modified EBITDA was due primarily to a $406 million impairment of our now former Canadian operations, a $32 million additional loss associated with the completion of the sale of our now former Canadian operations, $61 million of Canadian project development costs and the absence of a $64 million write-off of previously capitalized project development costs for an olefins pipeline project – all of which are excluded from Adjusted EBITDA.

Financial Repositioning and Guidance

On Jan. 9, 2017, Williams and Williams Partners announced a financial repositioning plan designed to enhance Williams’ and Williams Partners’ credit profile, improve Williams Partners’ cost of capital, eliminate Williams Partners’ need to access public equity markets for the next several years and boost their growth outlook. The plan included the permanent waiver of Incentive Distribution Rights (IDRs) held by Williams in exchange for 289 million newly-issued Williams Partners’ common units, which closed on Jan. 9.

Additionally, Williams issued 74.75 million new shares to fund the purchase of 58.7 million newly issued Williams Partners common units for total consideration of $2.1 billion. Williams Partners then used $600 million of these proceeds to repay 7.25 percent notes that matured on Feb. 1, 2017 and also announced that on Feb. 23, 2017, it will redeem all of its $750 million 6.125 percent senior notes due 2022. We expect Williams Partners will use the balance of the proceeds to fund capital and investment expenditures. Also as previously announced, Williams expects to raise more than $2 billion in after-tax proceeds from planned asset monetizations of Geismar and other select assets that are not core to our strategy. We expect Williams Partners will use the proceeds from these monetizations for additional debt reduction and to fund capital and investment expenditures.

As previously announced, Williams expects to have excess cash available to reduce debt throughout 2017 after paying its dividend and other cash requirements. As a result, we expect to reduce Williams’ parent-company debt by approximately $500 million for full-year 2017. Williams expects a dividend coverage ratio of 1.3x in 2017 or approximately 1.7x when adjusted to include Williams’ 74 percent economic interest in Williams Partners’ excess coverage.

Also as part of this plan, the company announced its intent to increase its regular quarterly dividend to $0.30 per share effective with the quarterly dividend to be paid in March 2017 – a 50 percent increase from $0.20 per share paid in December 2016. Williams expects to pay $1.20 per share for 2017 and is targeting 10 to 15 percent annual growth for the next several years.

Williams’ and Williams Partners’ Guidance for 2017 (as previously announced on Jan. 9) is unchanged.

Williams’ Year-End 2016 Materials to Be Posted Shortly; Q&A Webcast Scheduled for Tomorrow

Williams’ fourth-quarter and full-year 2016 financial results package will be posted shortly at www.williams.com. The materials will include the data book and analyst package.

Williams and Williams Partners will host a joint Q&A live webcast on Thursday, Feb. 16 at 9:30 a.m. EST. A limited number of phone lines will be available at (800) 946-0709. International callers should dial (719) 325-2376. The conference ID is 7387877. A link to the webcast, as well as replays of the webcast, will be available for two weeks following the event at www.williams.com.

Form 10-K

The company plans to file its 2016 Form 10-K with the Securities and Exchange Commission (SEC) next week. Once filed, the document will be available on both the SEC and Williams websites.

Non-GAAP Measures

This news release may include certain financial measures – Adjusted EBITDA, adjusted income (“earnings”), adjusted earnings per share, cash available for dividends and other uses, WMB economic DCF, dividend coverage ratio, and economic coverage ratio – that are non-GAAP financial measures as defined under the rules of the SEC.

Our segment performance measure, modified EBITDA, is defined as net income (loss) before income (loss) from discontinued operations, income tax expense, net interest expense, equity earnings from equity-method investments, other net investing income, impairments of equity investments and goodwill, depreciation and amortization expense, and accretion expense associated with asset retirement obligations for nonregulated operations. We also add our proportional ownership share (based on ownership interest) of modified EBITDA of equity-method investments.

Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations and may include assumed business interruption insurance related to the Geismar plant. Management believes these measures provide investors meaningful insight into results from ongoing operations.

Cash available for dividends and other uses is defined as cash received from our ownership in MLPs, cash received (used) by the Williams NGL & Petchem Services segment (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Williams and not the underlying MLPs. We also calculate the ratio of cash available for dividends to the total cash dividends paid (dividend coverage ratio). This measure reflects our cash available for dividends relative to actual cash dividends paid. We further adjust these metrics to include Williams’ proportional share of WPZ’s distributable cash flow in excess of distributions, resulting in WMB economic DCF and economic coverage ratio.

This news release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Company’s assets and the cash that the business is generating.

Neither adjusted EBITDA, adjusted income, or cash available for dividends and other uses are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

About Williams

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting U.S. natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 74 percent of Williams Partners L.P. (NYSE: WPZ). Williams Partners is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. With major positions in top U.S. supply basins, Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. www.williams.com

Forward-Looking Statements

The reports, filings, and other public announcements of The Williams Companies, Inc. (Williams) may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this report that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Levels of cash distributions by Williams Partners L.P. (WPZ) with respect to limited partner interests;

•	Levels of dividends to Williams stockholders;

•	Future credit ratings of Williams, WPZ and their affiliates;

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business components;

•	Natural gas, natural gas liquids, and olefins prices, supply, and demand;

•	Demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this report. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Whether WPZ will produce sufficient cash flows to provide the level of cash distributions that we expect;

•	Whether we are able to pay current and expected levels of dividends;

•	Whether we will be able to effectively execute our financing plan including the receipt of anticipated levels of proceeds from planned asset sales;

•	Whether we will be able to effectively manage the transition in our board of directors and management as well as successfully execute our business restructuring;

•	Availability of supplies, including lower than anticipated volumes from third parties served by our midstream business, and market demand;

•	Volatility of pricing including the effect of lower than anticipated energy commodity prices and margins;

•	Inflation, interest rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•	The strength and financial resources of our competitors and the effects of competition;

•	Whether we are able to successfully identify, evaluate and timely execute our capital projects and other investment opportunities in accordance with our forecasted capital expenditures budget;

•	Our ability to successfully expand our facilities and operations;

•	Development of alternative energy sources;

•	Availability of adequate insurance coverage and the impact of operational and developmental hazards and unforeseen interruptions;

•

The impact of existing and future laws, regulations, the regulatory environment, environmental liabilities, and litigation as well as our ability to obtain permits and achieve favorable rate proceeding outcomes;

•	Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers and counterparties;

•

Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally-recognized credit rating agencies and the availability and cost of capital;

•	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	Risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;

•	Acts of terrorism, including cybersecurity threats and related disruptions;

•	Additional risks described in our filings with the SEC.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in this report. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K filed with the SEC on Feb. 26, 2016 and in Part II, Item 1A. Risk Factors in our Quarterly Reports on Form 10-Q available from our offices or from our website at www.williams.com.

###

Financial Highlights and Operating Statistics

(UNAUDITED)

Final

December 31, 2016

Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Adjusted Income

(UNAUDITED)

	2015					2016
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Income (loss) attributable to The Williams Companies, Inc. available to common stockholders	$70	$114	$(40)	$(715)	$(571)	$(65)	$(405)	$61	$(15)	$(424)

Income (loss)—diluted earnings (loss) per common share	$.09	$.15	$(.05)	$(.95)	$(.76)	$(.09)	$(.54)	$.08	$(.02)	$(.57)

Adjustments:

Williams Partners
Estimated minimum volume commitments	$55	$55	$65	$(175)	$—	$60	$64	$70	(194)	$—
Impairment of certain assets	3	24	2	116	145	—	389	—	22	411
Organizational realignment-related costs	—	—	—	—	—	—	—	—	24	24
Loss related to Canada disposition	—	—	—	—	—	—	—	32	2	34
Severance and related costs	—	—	—	—	—	25	—	—	12	37
Constitution Pipeline project development costs	—	—	—	—	—	—	8	11	9	28
Potential rate refunds associated with rate case litigation	—	—	—		—	15	—	—	—	15
ACMP Merger and transition-related expenses	32	14	2	2	50	5	—	—	—	5
Share of impairment at equity-method investments	8	1	17	7	33	—	—	6	19	25
Gain on asset retirement	—	—	—	—	—	—	—	—	(11)	(11)
Geismar Incident adjustment for insurance and timing	—	(126)	—	—	(126)	—	—	—	(7)	(7)
Loss related to Geismar Incident	1	1	—	—	2	—	—	—	—	—
Loss (recovery) related to Opal incident	1	—	(8)	1	(6)	—	—	—	—	—
Gain on extinguishment of debt	—	(14)	—	—	(14)	—	—	—	—	—
Expenses associated with strategic asset monetizations	—	—	—	—	—	—	—	—	2	2
Expenses associated with strategic alternatives	—	—	1	1	2	—	—	—	—	—

Total Williams Partners adjustments	100	(45)	79	(48)	86	105	461	119	(122)	563

Williams NGL & Petchem Services
Impairment of certain assets	—	—	—	64	64	—	406	—	8	414
Loss related to Canada disposition	—	—	—	—	—	—	—	33	(1)	32
Canadian PDH facility project development costs	—	—	—	—	—	34	11	16	—	61
Gain on sale of certain assets	—	—	—	—	—	(10)	—	—	—	(10)

Total Williams NGL & Petchem Services adjustments	—	—	—	64	64	24	417	49	7	497

Other
Expenses associated with strategic alternatives	—	7	18	5	30	6	13	21	7	47
Other ACMP Merger and transition-related expenses	6	9	7	12	34	2	—	—	—	2
Severance and related costs	—	—	—	—	—	1	—	—	4	5
Contingency gain	—	—	—	(9)	(9)	—	—	—	—	—
Accrued long-term charitable commitment	—	—	—	8	8	—	—	—	—	—

Total Other adjustments	6	16	25	16	63	9	13	21	11	54

Adjustments included in Modified EBITDA	106	(29)	104	32	213	138	891	189	(104)	1,114

Adjustments below Modified EBITDA
Impairment of equity-method investments—Williams Partners	—	—	461	898	1,359	112	—	—	318	430
Impairment of goodwill—Williams Partners	—	—	—	1,098	1,098	—	—	—	—	—
Gain on sale of equity-method investment—Williams Partners	—	—	—	—	—	—	—	(27)	—	(27)
Interest expense related to potential rate refunds associated with rate case litigation—Williams Partners	—	—	—	—	—	3	—	—	—	3
Accelerated depreciation related to reduced salvage value of certain assets—Williams Partners	—	—	—	7	7	—	—	—	4	4
Change in depreciable life associated with organizational realignment—Williams Partners	—	—	—	—	—	—	—	—	(16)	(16)
ACMP Acquisition-related financing expenses—Williams Partners	2	—	—	—	2	—	—	—	—	—
Interest income on receivable from sale of Venezuela assets—Other	—	(9)	(18)	—	(27)	(18)	(18)	—	—	(36)
Allocation of adjustments to noncontrolling interests	(33)	21	(212)	(767)	(991)	(83)	(154)	(41)	(76)	(354)

	(31)	12	231	1,236	1,448	14	(172)	(68)	230	4
Total adjustments	75	(17)	335	1,268	1,661	152	719	121	126	1,118
Less tax effect for above items	(28)	4	(129)	(473)	(626)	(61)	(202)	(39)	19	(283)

Adjustments for tax-related items (1)	5	9	1	(74)	(59)	—	34	5	—	39

Adjusted income available to common stockholders	$122	$110	$167	$6	$405	$26	$146	$148	$130	$450

Adjusted diluted earnings per common share	$.16	$.15	$.22	$.01	$.54	$.03	$.19	$.20	$.17	$.60

Weighted-average shares—diluted (thousands)	752,028	752,775	753,100	751,930	752,460	751,040	751,297	751,858	752,818	751,761

(1)	The fourth quarter of 2015 includes an unfavorable adjustment related to the translation of certain foreign-denominated unrecognized tax benefits. The second and third quarters of 2016 include a favorable adjustment related to the reversal of a cumulative anticipatory foreign tax credit.

Note: The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

Consolidated Statement of Operations

(UNAUDITED)

	2015					2016
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Revenues:
Service revenues	$1,197	$1,241	$1,239	$1,487	$5,164	$1,229	$1,202	$1,247	$1,493	$5,171
Product sales	519	598	560	519	2,196	431	534	658	705	2,328

Total revenues	1,716	1,839	1,799	2,006	7,360	1,660	1,736	1,905	2,198	7,499

Costs and expenses:
Product costs	462	494	426	397	1,779	318	401	461	545	1,725
Operating and maintenance expenses	387	437	403	428	1,655	391	394	394	401	1,580
Depreciation and amortization expenses	427	428	432	451	1,738	445	446	435	437	1,763
Selling, general, and administrative expenses	196	174	177	194	741	221	158	177	167	723
Impairment of goodwill	—	—	—	1,098	1,098	—	—	—	—	—
Net insurance recoveries—Geismar Incident	—	(126)	—	—	(126)	—	—	—	(7)	(7)
Impairment of certain assets	3	24	2	180	209	8	802	1	62	873
Other (income) expense—net	14	16	3	7	40	15	23	92	12	142

Total costs and expenses	1,489	1,447	1,443	2,755	7,134	1,398	2,224	1,560	1,617	6,799

Operating income (loss)	227	392	356	(749)	226	262	(488)	345	581	700
Equity earnings (losses)	51	93	92	99	335	97	101	104	95	397
Impairment of equity-method investments	—	—	(461)	(898)	(1,359)	(112)	—	—	(318)	(430)
Other investing income (loss)—net	—	9	18	—	27	18	18	28	(1)	63
Interest incurred	(273)	(278)	(280)	(287)	(1,118)	(306)	(306)	(304)	(301)	(1,217)
Interest capitalized	22	16	17	19	74	15	8	7	8	38
Other income (expense)—net	16	34	20	32	102	15	17	20	22	74

Income (loss) before income taxes	43	266	(238)	(1,784)	(1,713)	(11)	(650)	200	86	(375)
Provision (benefit) for income taxes	30	83	(65)	(447)	(399)	2	(145)	69	49	(25)

Net income (loss)	13	183	(173)	(1,337)	(1,314)	(13)	(505)	131	37	(350)
Less: Net income (loss) attributable to noncontrolling interests	(57)	69	(133)	(622)	(743)	52	(100)	70	52	74

Net income (loss) attributable to The Williams Companies, Inc.	$70	$114	$(40)	$(715)	$(571)	$(65)	$(405)	$61	$(15)	$(424)

Diluted earnings (loss) per common share:
Net income (loss)	$.09	$.15	$(.05)	$(.95)	$(.76)	$(.09)	$(.54)	$.08	$(.02)	$(.57)
Weighted-average number of shares used in computations (thousands)	752,028	752,775	749,824	749,902	749,271	750,322	750,649	751,858	750,954	750,673
Common shares outstanding at end of period (thousands)	748,912	749,529	749,740	749,789	749,789	750,484	750,599	750,757	750,934	750,934
Market price per common share (end of period)	$50.59	$57.39	$36.85	$25.70	$25.70	$16.07	$21.63	$30.73	$31.14	$31.14
Cash dividends declared per share	$.58	$.59	$.64	$.64	$2.45	$.64	$.64	$.20	$.20	$1.68

Note:	The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

Reconciliation of Non-GAAP “Modified EBITDA” to Non-GAAP “Adjusted EBITDA”

(UNAUDITED)

	2015					2016
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Net income (loss)	$13	$183	$(173)	$(1,337)	$(1,314)	$(13)	$(505)	$131	$37	$(350)
Provision (benefit) for income taxes	30	83	(65)	(447)	(399)	2	(145)	69	49	(25)
Interest expense	251	262	263	268	1,044	291	298	297	293	1,179
Equity (earnings) losses	(51)	(93)	(92)	(99)	(335)	(97)	(101)	(104)	(95)	(397)
Impairment of equity-method investments	—	—	461	898	1,359	112	—	—	318	430
Other investing (income) loss—net	—	(9)	(18)	—	(27)	(18)	(18)	(28)	1	(63)
Proportional Modified EBITDA of equity-method investments	136	183	185	195	699	189	191	194	180	754
Impairment of goodwill	—	—	—	1,098	1,098	—	—	—	—	—
Depreciation and amortization expenses	427	428	432	451	1,738	445	446	435	437	1,763
Accretion for asset retirement obligations associated with nonregulated operations	6	9	6	7	28	7	8	9	7	31

Modified EBITDA	$812	$1,046	$999	$1,034	$3,891	$918	$174	$1,003	$1,227	$3,322

Williams Partners	$817	$1,053	$1,021	$1,112	$4,003	$955	$604	$1,070	$1,235	$3,864
Williams NGL & Petchem Services	(5)	(3)	(5)	(70)	(83)	(38)	(429)	(62)	(11)	(540)
Other	—	(4)	(17)	(8)	(29)	1	(1)	(5)	3	(2)

Total Modified EBITDA	$812	$1,046	$999	$1,034	$3,891	$918	$174	$1,003	$1,227	$3,322

Adjustments included in Modified EBITDA (1):
Williams Partners	$100	$(45)	$79	$(48)	$86	$105	$461	$119	$(122)	$563
Williams NGL & Petchem Services	—	—	—	64	64	24	417	49	7	497
Other	6	16	25	16	63	9	13	21	11	54

Total Adjustments included in Modified EBITDA	$106	$(29)	$104	$32	$213	$138	$891	$189	$(104)	$1,114

Adjusted EBITDA:
Williams Partners	$917	$1,008	$1,100	$1,064	$4,089	$1,060	$1,065	$1,189	$1,113	$4,427
Williams NGL & Petchem Services	(5)	(3)	(5)	(6)	(19)	(14)	(12)	(13)	(4)	(43)
Other	6	12	8	8	34	10	12	16	14	52

Total Adjusted EBITDA	$918	$1,017	$1,103	$1,066	$4,104	$1,056	$1,065	$1,192	$1,123	$4,436

(1)	Adjustments by segment are detailed in the “Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Adjusted Income,” which is also included in these materials.

Williams Partners

(UNAUDITED)

	2015					2016
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Revenues:
Service revenues	$1,192	$1,231	$1,232	$1,480	$5,135	$1,226	$1,210	$1,252	$1,485	$5,173
Product sales	519	599	560	518	2,196	428	530	655	705	2,318

Total revenues	1,711	1,830	1,792	1,998	7,331	1,654	1,740	1,907	2,190	7,491
Segment costs and expenses:
Product costs	463	494	426	396	1,779	317	403	463	545	1,728
Operating and maintenance expenses	373	424	387	412	1,596	374	379	377	386	1,516
Selling, general, and administrative expenses	193	164	156	171	684	181	139	147	163	630
Net insurance recoveries—Geismar Incident	—	(126)	—	—	(126)	—	—	—	(7)	(7)
Impairment of certain assets	3	24	2	116	145	6	396	1	54	457
Other segment costs and expenses	(2)	(20)	(15)	(14)	(51)	10	10	43	(6)	57

Total segment costs and expenses	1,030	960	956	1,081	4,027	888	1,327	1,031	1,135	4,381
Proportional Modified EBITDA of equity-method investments	136	183	185	195	699	189	191	194	180	754

Modified EBITDA	817	1,053	1,021	1,112	4,003	955	604	1,070	1,235	3,864
Adjustments	100	(45)	79	(48)	86	105	461	119	(122)	563

Adjusted EBITDA	$917	$1,008	$1,100	$1,064	$4,089	$1,060	$1,065	$1,189	$1,113	$4,427

Statistics for Operated Assets
Interstate Transmission
Throughput (Tbtu)	1,207.8	967.9	981.5	978.5	4,135.7	1,132.8	983.9	1,040.0	1,073.1	4,229.8
Avg. daily transportation volumes (Tbtu)	13.5	10.6	10.7	10.7	11.3	12.5	10.8	11.3	11.7	11.6
Avg. daily firm reserved capacity (Tbtu)	13.5	14.0	14.5	14.8	14.2	15.0	14.5	14.6	14.7	14.7

Gathering and Processing
Gathering volumes (Bcf per day)—Consolidated (1)	8.58	8.44	8.15	8.20	8.34	8.24	8.13	8.39	8.21	8.25
Gathering volumes (Bcf per day)—Non-consolidated (2)	3.35	3.67	3.73	3.65	3.60	3.74	3.69	3.67	3.80	3.73
Plant inlet natural gas volumes (Bcf per day)—Consolidated (1)	3.59	3.53	3.54	3.42	3.52	3.46	3.40	3.66	3.47	3.50
Plant inlet natural gas volumes (Bcf per day)—Non-consolidated (2)	0.36	0.62	0.63	0.60	0.55	0.56	0.54	0.60	0.60	0.57

Consolidated (1)
Ethane margin ($/gallon)	$.13	$.13	$.13	$.11	$.12	$.08	$.02	$.06	$—	$.04
Non-ethane margin ($/gallon)	$.28	$.26	$.23	$.25	$.25	$.20	$.36	$.25	$.39	$.29
NGL margin ($/gallon)	$.24	$.22	$.19	$.20	$.21	$.15	$.20	$.18	$.27	$.20

Ethane equity sales (Mbbls/d)	14	13	17	18	16	22	26	23	15	22
Non-ethane equity sales (Mbbls/d)	35	32	32	36	34	35	29	40	34	34

NGL equity sales (Mbbls/d)	49	45	49	54	50	57	55	63	49	56

Ethane production (Mbbls/d)	29	39	43	42	38	49	61	56	48	54
Non-ethane production (Mbbls/d)	108	109	115	106	110	103	100	120	107	108

NGL production (Mbbls/d)	137	148	158	148	148	152	161	176	155	162

Non-consolidated (2)
NGL equity sales (Mbbls/d)	5	6	5	5	5	5	5	5	5	5
NGL production (Mbbls/d)	16	21	21	19	19	17	19	21	21	20

Petrochemical Services
Geismar ethylene sales volumes (million lbs)	2	213	404	447	1,066	423	391	419	405	1,638
Geismar ethylene margin ($/lb) (3)	$—	$.22	$.16	$.11	$.15	$.13	$.15	$.21	$.15	$.16
Canadian propylene sales volumes (million lbs)	39	38	44	40	161	33	8	46	—	87
Canadian alky feedstock sales volumes (million gallons)	7	6	6	7	26	7	2	6	—	15

Overland Pipeline Company (2)
NGL transportation volumes (Mbbls)	10,845	13,860	15,075	15,527	55,307	16,814	18,410	18,535	18,078	71,837

(1)	Excludes volumes associated with equity-method investments that are not consolidated for financial reporting purposes.
(2)	Includes 100% of the volumes associated with operated equity-method investments.
(3)	Ethylene margin and ethylene margin per pound are calculated using financial results determined in accordance with GAAP, which include realized ethylene sales prices and ethylene COGS. Realized sales and COGS per unit metrics may vary from publicly quoted market indices or spot prices due to various factors, including, but not limited to, basis differentials, transportation costs, contract provisions, and inventory accounting methods.

Williams NGL & Petchem Services

(UNAUDITED)

	2015					2016
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Revenues:
Service revenues	$—	$1	$1	$—	$2	$—	$2	$—	$—	$2
Product sales	—	—	—	—	—	3	14	8	1	26

Total revenues	—	1	1	—	2	3	16	8	1	28
Segment costs and expenses:
Product costs	—	—	—	—	—	2	7	4	—	13
Operating and maintenance expenses	4	2	4	3	13	9	20	15	3	47
Selling, general, and administrative expenses	2	2	2	2	8	38	12	18	2	70
Impairment of certain assets	—	—	—	64	64	2	406	—	8	416
Other (income) expense—net	(1)	—	—	1	—	(10)	—	33	(1)	22

Total segment costs and expenses	5	4	6	70	85	41	445	70	12	568

Modified EBITDA	(5)	(3)	(5)	(70)	(83)	(38)	(429)	(62)	(11)	(540)
Adjustments	—	—	—	64	64	24	417	49	7	497

Adjusted EBITDA	$(5)	$(3)	$(5)	$(6)	$(19)	$(14)	$(12)	$(13)	$(4)	$(43)

Capital Expenditures and Investments

(UNAUDITED)

	2015					2016
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Capital expenditures:
Williams Partners	$735	$715	$692	$653	$2,795	$463	$518	$491	$472	$1,944
Williams NGL & Petchem Services	91	102	78	85	356	45	34	17	1	97
Other	6	5	1	4	16	5	4	—	1	10

Total*	$832	$822	$771	$742	$3,167	$513	$556	$508	$474	$2,051

Purchases of businesses (net of cash acquired):
Williams Partners	$—	$112	$—	$—	$112	$—	$—	$—	$—	$—

Total	$—	$112	$—	$—	$112	$—	$—	$—	$—	$—

Purchases of investments:
Williams Partners	$83	$400	$45	$66	$594	$63	$59	$10	$45	$177
Other	—	—	1	—	1	—	—	—	—	—

Total	$83	$400	$46	$66	$595	$63	$59	$10	$45	$177

Summary:
Williams Partners	$818	$1,227	$737	$719	$3,501	$526	$577	$501	$517	$2,121
Williams NGL & Petchem Services	91	102	78	85	356	45	34	17	1	97
Other	6	5	2	4	17	5	4	—	1	10

Total	$915	$1,334	$817	$808	$3,874	$576	$615	$518	$519	$2,228

Capital expenditures incurred, purchases of businesses (net of cash acquired), and purchases of investments:
Increases to property, plant, and equipment	$738	$816	$757	$713	$3,024	$525	$495	$448	$444	$1,912
Purchases of businesses (net of cash acquired)	—	112	—	—	112	—	—	—	—	—
Purchases of investments	83	400	46	66	595	63	59	10	45	177

Total	$821	$1,328	$803	$779	$3,731	$588	$554	$458	$489	$2,089

*Increases to property, plant, and equipment	$738	$816	$757	$713	$3,024	$525	$495	$448	$444	$1,912
Changes in related accounts payable and accrued liabilities	94	6	14	29	143	(12)	61	60	30	139

Capital expenditures	$832	$822	$771	$742	$3,167	$513	$556	$508	$474	$2,051

Depreciation and Amortization and Other Selected Financial Data

(UNAUDITED)

	2015					2016
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Depreciation and amortization:
Williams Partners	$419	$419	$423	$441	$1,702	$435	$432	$426	$427	$1,720
Williams NGL & Petchem	1	1	1	1	4	1	6	2	2	11
Other	7	8	8	9	32	9	8	7	8	32

Total	$427	$428	$432	$451	$1,738	$445	$446	$435	$437	$1,763

Other selected financial data:
Cash and cash equivalents	$341	$204	$125	$100	$100	$164	$135	$77	$170	$170
Total assets	$50,325	$51,034	$50,694	$49,020	$49,020	$48,807	$48,124	$47,288	$46,835	$46,835
Capital structure:
Debt
Commercial paper	$—	$1,743	$1,530	$499	$499	$135	$196	$2	$93	$93
Current	$801	$377	$377	$176	$176	$976	$786	$785	$785	$785
Noncurrent	$21,559	$21,158	$21,680	$23,812	$23,812	$23,701	$24,394	$23,932	$22,624	$22,624
Stockholders’ equity	$8,212	$7,928	$7,387	$6,148	$6,148	$5,691	$4,830	$4,860	$4,769	$4,769
Debt to debt-plus-stockholders’ equity ratio	73.1%	74.6%	76.2%	79.9%	79.9%	81.3%	84.0%	83.6%	83.1%	83.1%

Cash distributions received from interests in:
Williams Partners L.P.
General partner	$226	$227	$224	$14	$691	$15	$216	$224	$78	$533
Limited partner	289	288	289	289	1,155	289	288	289	295	1,161

	$515	$515	$513	$303	$1,846	$304	$504	$513	$373	$1,694

Dividend Coverage Ratio

(UNAUDITED)

	2015					2016
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Distributions from WPZ (accrued / “as declared” basis) (3)	$515	$513	$513	$513	$2,054	$513	$513	$522	$597	$2,145

Williams NGL & Petchem Services adjusted cash flow (see below)	(5)	(3)	(5)	(6)	(19)	(14)	(12)	(13)	(4)	(43)
Corporate interest	(64)	(64)	(63)	(64)	(255)	(66)	(67)	(68)	(67)	(268)

Subtotal	446	446	445	443	1,780	433	434	441	526	1,834
WMB cash tax rate	-12%	0%	0%	0%	-3%	0%	-1%	0%	1%	0%
WMB cash taxes (excludes cash taxes paid by WPZ) (1)	55	—	—	—	55	2	3	—	(7)	(2)
Corporate Capex	(6)	(5)	(6)	(7)	(24)	(6)	(4)	—	(1)	(11)

WMB cash available for dividends and other uses (4)	$495	$441	$439	$436	$1,811	$429	$433	$441	$518	$1,821
WMB dividends paid	(434)	(442)	(480)	(480)	(1,836)	(480)	(481)	(150)	(150)	(1,261)

Excess cash available after dividends	$61	$(1)	$(41)	$(44)	$(25)	$(51)	$(48)	$291	$368	$560
Dividend per share	$0.5800	$0.5900	$0.6400	$0.6400	$2.4500	$0.6400	$0.6400	$0.2000	$0.2000	$1.6800
Coverage ratio (2)(3)	1.14	1.00	0.91	0.91	0.99	0.89	0.90	2.94	3.45	1.44

Williams NGL & Petchem Services Adjusted Cash Flow:
Modified EBITDA	(5)	(3)	(5)	(70)	(83)	(38)	(429)	(62)	(11)	(540)
Segment adjustments	—	—	—	64	64	24	417	49	7	497

Adjusted EBITDA	(5)	(3)	(5)	(6)	(19)	(14)	(12)	(13)	(4)	(43)
Less: Maintenance Capex	—	—	—	—	—	—	—	—	—	—

Adjusted cash flow	(5)	(3)	(5)	(6)	(19)	(14)	(12)	(13)	(4)	(43)

Notes:

(1)	A refund was received in the first quarter of 2015 related to a 2014 tax Net Operating Loss, due to bonus depreciation, that yielded a carryback refund from 2012.
(2)	WMB cash available for dividends and other uses / WMB dividends paid.
(3)	Cash distributions for the third and fourth quarters of 2015 and the first quarter of 2016 have been increased by $209 million, $209 million, and $10 million, respectively, in order to exclude the impact of the IDR waiver associated with the WPZ merger termination fee from the determination of coverage ratios. Cash distributions for the third quarter of 2016 has been increased by $150 million in order to exclude the impact of the IDR waiver associated with the sale of the Canadian operations.
(4)	As previously announced, effective with the third quarter of 2016, Williams reduced its regular dividend from $0.64 per share to $0.20 per share. The dividend reduction supports Williams’ plan to reinvest a portion of the cash available for dividends and other uses into Williams Partners.

WMB Dividend Coverage Ratio

	2017
(Dollars in billions, except per share amounts)	Guidance
Distributions from WPZ (accrued / “as declared” basis)	$1.6
Corporate interest	(0.3)

Subtotal	$1.3
WMB cash tax rate	0.0%
WMB cash taxes (excludes cash taxes paid by WPZ)	—
Corporate Capex	< (0.1)

WMB cash available for dividends and other uses	$1.3
WMB dividends paid	(1.0)

Excess cash available after dividends	$0.3

Dividend per share	$1.2000

Coverage ratio (1)	1.3	x

Memo:
WMB Economic Interest in WPZ Cash Coverage (2)	$0.4
WMB cash available for dividends and other uses	1.3

WMB Economic Distributable Cash Flow (3)	$1.7
Economic coverage ratio (4)	1.7	x

Notes:

-	Assumes WTI oil price of approximately $55 per barrel and a Henry Hub natural gas price of approximately $3.35 per mmbtu

-	WMB does not expect to be a U.S. federal income cash taxpayer through at least 2020, excluding taxes on any potential asset monetizations

(1)	WMB cash available for dividends and other uses / WMB dividends paid
(2)	WMB pro rata share (~74%) of WPZ Distributable Cash Flow in excess of Cash Distributions
(3)	WMB Economic Interest in WPZ Cash Coverage + WMB cash available for dividends and other uses
(4)	WMB Economic Distributable Cash Flow / WMB dividends paid